Exhibit 99.1

Harmonic Appoints Walter Jankovic as Chief Financial Officer
SAN JOSE, Calif., May 22, 2023 — Harmonic Inc. (NASDAQ: HLIT) today announced that it has appointed Walter Jankovic as chief financial officer, effective immediately.
Mr. Jankovic brings over 30 years of executive experience from a range of leading technology companies. He was most recently senior vice president and general manager, datacom business unit, at Lumentum, a provider of optical and photonic products. Prior to this, he served as president, optical connectivity, at Oclaro, Inc. (acquired by Lumentum). Previously, Mr. Jankovic served in a number of senior finance and leadership roles during his 13-year tenure at Celestica Inc., including vice president of finance for various business segments; senior vice president, communications and internet service provider markets; and, most recently, senior vice president, advanced industrial and health tech markets.
“We are very pleased to welcome Walter to our team,” said Patrick Harshman, president and chief executive officer of Harmonic. “Walter is a seasoned executive with a proven track record of delivering strong financial and operating results at leading publicly-listed technology companies. His extensive experience and skillsets will greatly benefit our growth initiatives.”
Earlier in his career, Mr. Jankovic held several finance leadership roles at Nortel Networks, and was an engagement manager at Deloitte. He holds a B.A. in Chartered Accountancy Studies and a Master of Accounting from the University of Waterloo, and is a Chartered Professional Accountant (CPA, CA, CMA).
Mr. Jankovic commented, “As market demand for Harmonic's broadband access and SaaS streaming solutions continues to accelerate, I'm thrilled to become a part of this remarkable team and play a pivotal role in driving the next phase of growth and business transformation.”
About Harmonic Inc.
Harmonic (NASDAQ: HLIT), the worldwide leader in virtualized broadband and video delivery solutions, enables media companies and service providers to deliver ultra-high-quality video streaming and broadcast services to consumers globally. The company revolutionized broadband networking via the industry’s first virtualized broadband solution, enabling cable operators to more flexibly deploy gigabit internet service to consumers’ homes and mobile devices. Whether simplifying OTT video delivery via innovative cloud and software platforms, or powering the delivery of gigabit internet cable services, Harmonic is changing the way media companies and service providers monetize live and on-demand content on every screen. More information is available at www.harmonicinc.com.
Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.

INVESTOR CONTACT:

David Hanover, KCSA Strategic Communications
Investor Relations for Harmonic
+1.212.896.1220
investor@harmonicinc.com